EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Enzo Biochem, Inc. and subsidiaries (the “Company”) on Form S-8 (File Nos. 333-87153, 333-89308, 333-123712, 333-172127, and 333-197028) and on Form S-3 (File No. 333-190321) of our reports dated October 13, 2015 on our audits of the consolidated financial statements and financial statement schedules as of July 31, 2015 and 2014 and for each of the years in the three-year period ended July 31, 2015, and the effectiveness of the Company’s internal control over financial reporting as of July 31, 2015, which reports are included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

New York, New York

October 13, 2015